Exhibit 21

                              List of Subsidiaries


Electronics Group

1.   Pacific Coast Technologies, Inc.
2.   Ceramic Devices, Inc.
3.   Northwest Technical Industries, Inc.

Aerospace Group

1.   Cashmere Manufacturing Co., Inc.
2.   Morel Industries, Inc.
3.   Seismic Safety Products, Inc.